WARRANT

WARRANT NO. __

UQM TECHNOLOGIES, INC.

WARRANT TO PURCHASE COMMON STOCK

This certifies that, for value received, ___________________ ("the Holder") is entitled to subscribe for and purchase up to __________ shares (subject to adjustment from time to time pursuant to the provisions of Section 5 hereof, the "Warrant Shares") of fully paid and nonassessable shares of Common Stock of UQM TECHNOLOGIES, INC., a Colorado corporation (the "Company"), at the price specified in Section 2 hereof, as such price may be adjusted from time to time pursuant to Section 5 hereof (the "Warrant Price"), subject to the provisions and upon the terms and conditions hereinafter set forth.

As used herein, the term "Common Stock" shall mean the Company's presently authorized Common Stock, $.01 par value per share, and any stock into or for which such Common Stock may hereafter be converted or exchanged.

1. Term of Warrant.

The purchase or conversion right represented by this Warrant is exercisable, in whole or in part, at any time prior to the _______ anniversary of the issuance of this Warrant; provided, however, that at any time after (i) the _______ anniversary of the issuance of this Warrant and (ii) the closing price of the Common Stock on the American Stock Exchange has been $__.00 or more for any period of 20 days, the Company may give written notice to the Holder that the Warrant will expire on a day specified in the notice (which day may not be less than 10 days after the notice is given) unless the Warrant is first exercised.

2. Warrant Price.

The Warrant Price is $____ per share, subject to adjustment from time to time pursuant to the provisions of Section 5 hereof.

3. Method of Exercise; Payment; Issuance of New Warrant.

Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit 1 duly executed) at the principal office of the Company and by the payment to the Company, by check or wire transfer, or an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. The Company agrees that the shares so purchased shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. In the event of any exercise of this Warrant, certificates for the shares of stock so purchased shall be delivered to the holder hereof within 15 days thereafter and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the shares, if any, with respect to which this Warrant shall not then have been exercised, shall also be issued to the holder hereof within such 15-day period.

4. Stock Fully Paid; Reservation of Shares.

All Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

5. Adjustment of Purchase Price and Number of Shares.

The kind of securities purchasable upon the exercise of this Warrant, the Warrant Price and the number of shares purchasable upon exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

(a) Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation, other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant, or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall execute a new Warrant, providing that the holder of this Warrant shall have the right to exercise such new Warrant and procure upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation, or merger by a holder of one share of Common Stock. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this subsection (b) shall similarly apply to successive reclassification, changes, consolidations, mergers and transfers.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the Warrant Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

(c) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to Common Stock payable in, or make any other distribution with respect to Common Stock (except any distribution specifically provided for in the foregoing subparagraphs (b) or (c)) of, Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

(d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price pursuant to any of subparagraphs (a)-(c), the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

6. Notice of Adjustments.

Whenever any Warrant Price shall be adjusted pursuant to Section 5 hereof, the Company shall prepare a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, the Warrant Price after giving effect to such adjustment and the number of shares then purchasable upon exercise of this Warrant, and shall cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the holder of this Warrant at the address specified in Section 10(d) hereof, or at such other address as may be provided to the Company in writing by the holder of this Warrant.

7. Fractional Shares.

No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Warrant Price then in effect.

8. Transfer and Exchange of Warrant.

(a) Transfer. This Warrant may be transferred to or succeeded to only by any general or limited partner, officer or other affiliate of the holder hereof; provided, however, that the Company is given written notice by the transferee at the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which such rights are being assigned; and, provided further, that in the event that transfers pursuant to clause (i) hereof result in there being in excess of five holders of Warrants, then a person acceptable to the Company shall act as agent for any such excess holders for purposes of coordinating the exercise of rights and receiving notices under this Warrant.

(b) Exchange. Subject to compliance with the terms hereof, this Warrant and all rights hereunder are transferable, in whole or in part, at the office of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable; provided, that the last holder of this Warrant as registered on the books of the Company may be treated by the Company and all persons dealing with this Warrant as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Warrant or to transfer hereof on the books of the Company, any notice to the contrary notwithstanding, unless and until such holder seeks to transfer registered ownership of this Warrant on the books of the Company and such transfer is effected.

9. Miscellaneous.

(a) No Rights as Shareholder. No holder of the Warrant or Warrants shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant or Warrants shall have been exercised and the shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

(b) Replacement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement, or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

(c) Notice of Capital Changes. In case:

(i) the Company shall declare any dividend or distribution payable to the holders of its Common Stock;

(ii) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or business organization; or

(iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give the holder of this Warrant written notice, in the manner set forth in subparagraph (d) below, of the date on which a record shall be taken for such dividend, or distribution or for determining shareholders entitled to vote upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be. Such written notice shall be given at least 30 days prior to the transaction in question and not less than 20 days prior to the record date in respect thereof.

(d) Notice. Any notice given to either party under this Warrant shall be in writing, and any notice hereunder shall be deemed to have been given upon the earlier of delivery thereof by hand delivery, by courier, or by standard form of telecommunication or three (3) business days after the mailing thereof if sent registered mail with postage prepaid, addressed to the Company at its principal executive offices and to the holder at its address set forth in the Company's books and records or at such other address as the holder may have provided to the Company in writing.

(e) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions in the Warrant.

(f) Governing Law. This Warrant shall be governed by and construed under the laws of the State of Colorado.

This Warrant is dated as of the ____ day of _________ 2002.

UQM TECHNOLOGIES, INC.

By:

Name: Donald A. French

Title: Treasurer

EXHIBIT 1

NOTICE OF EXERCISE

TO: UNIQUE MOBILITY, INC.

1. The undersigned hereby elects to purchase ___________ shares of Common Stock of UNIQUE MOBILITY, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

____________________________________

(Name)

____________________________________

____________________________________

(Address)

______________________________

Signature